Exhibit 10.1
LEASE
BY AND BETWEEN
LOA 26 LP, a Delaware limited partnership,
by and through View 26 LLC, its General Partner (“Landlord”)

and
EXAGEN INC. (“TENANT”)

- i -

1.TERMS. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.

Date of this Lease/Effective Date:	July 6, 2026
Name of Tenant:	Exagen Inc., a Delaware corporation
Notice Address of Tenant: (a) Prior to possession:	Attn: CFO
(b) Following possession:	At the Premises.
Name of Landlord:	LOA 26 LP, a Delaware limited partnership, by and through View 26 LLC, its General Partner
Notice Address of Landlord:
LOA 26 LP
c/o Pacific Management Services, Inc.
606 S Olive St #1030
Los Angeles, CA 90014
Attention: Asset Management

with a copy to:

LOA 26 LP
c/o Pacific Management Services, Inc.
606 S Olive St #1030
Los Angeles, CA 90014
Attention: Legal Counsel

Landlord’s Remittance Address:	606 S Olive St #1030 Los Angeles, CA 90014
Building:	The building located at 2175 Salk Avenue, Carlsbad, California.
Property:

The Building and the real property on which the Building is located and any other buildings and improvements located thereon. For all purposes under this Lease, the Property shall include all related site land, property, improvements, parking facilities, common areas, driveways, sidewalks and landscaping which form a part of the project located at 2173, 2175 and 2177 Salk Avenue, Carlsbad, California and commonly known as Ventana Real.

Premises:	Approximately 28,094 rentable square feet of space on the third (3rd) floor of the Building commonly known as Suite 300-315, as approximately shown by the floor plan attached hereto as Exhibit A.
Permitted Use:	General office use, and no other use or purpose.
Term:
The period of time beginning on the Commencement Date and ending at 11:59 P.M. on the Expiration Date. This Lease shall be a fully binding obligation of the parties as of the Effective Date, and the obligations of Tenant, such as, without limitation, insurance and indemnity obligations, shall commence as of the date Tenant first enters or occupies the Premises.

Commencement Date:	May 1, 2027
Expiration Date:	That certain date which is the last day of the thirty-ninth (39th) complete calendar month following the Commencement Date (i.e., July 31, 2030).
Tenant’s Percentage:

The ratio of rentable square footage of the Premises to the total rentable square footage of the Building, as determined by Landlord, subject to adjustment by Landlord from time to time (including pursuant to Section 2(b) below). In the event any item of Additional Rent provided for in this Lease is calculated by Landlord with respect to the Property, then Tenant’s Percentage for any such item shall be the ratio of rentable square footage of the Premises to the total rentable square footage of the Property, as determined by Landlord, subject to adjustment by Landlord from time to time.

Base Taxes:	The Taxes for the calendar year 2027, as they may be reduced by the amount of any abatement.
Tax Excess:	Tenant’s Percentage of the amount by which Taxes for any calendar year during the Term exceed Base Taxes.
Base Operating Expenses:	The Operating Expenses for the calendar year 2027.
Operating Expenses Excess:	Tenant’s Percentage of the amount by which Operating Expenses exceed Base Operating Expenses for any calendar year during the Term.
Security Deposit:	[***]

Exhibits:	Exhibit A The Premises Exhibit B Rules and Regulations Exhibit C Commencement Letter Exhibit D Additional Stipulations All of the Exhibits listed above are incorporated into and made part of this Lease.
Rent:	Base Rent and all Additional Rent.
Additional Rent:	All amounts required to be paid by Tenant to Landlord pursuant to this Lease other than Base Rent, including, without limitation, Operating Expenses and Taxes.
Base Rent:	The amounts set forth in the table below, plus applicable tax thereon.
Months of Term	Base Rent (per annum)	Base Rent (per month)	Base Rent (per rentable square foot, per month)
Month 1 – Month 12	[***]	[***]	[***]
Month 13 – Month 24	[***]	[***]	[***]
Month 25 – Month 36	[***]	[***]	[***]
*Month 37 – Month 39	[***]	[***]	[***]
*Annualized

There shall be no abatement of Base Rent under this Lease. If the Commencement Date shall be on any day other than the first day of a calendar month, Base Rent for the partial month shall be prorated based on the number of days in that month.

2.THE PREMISES.
(a) Landlord leases to Tenant, and Tenant leases from Landlord, upon and subject to the terms and conditions of this Lease, the Premises. The Premises are leased with the right of Tenant to use for its customers, employees and visitors, in common with other parties entitled thereto, such common areas and facilities as Landlord may from time to time designate and provide.

(b) Remeasurement. Landlord shall have the right, at any time and from time to time during the Term (including any renewal or extension thereof), to cause the Premises and/or the Building to be remeasured by an architect, space planner or other professional selected by Landlord, using whatever measurement method or convention Landlord elects in its sole and absolute discretion (it being agreed that no particular measurement standard, including without limitation any BOMA standard, is required). If, as a result of any such remeasurement, the rentable square footage of the Premises and/or the Building is determined to be different from the square footage set forth in this Lease, then, effective as of the date Landlord delivers written notice of such remeasurement to Tenant, (i) the rentable square footage of the Premises and/or the Building, as applicable, shall be amended to reflect such remeasured square footage, (ii) Tenant’s Percentage shall be recalculated based on such remeasured square footage, and (iii) Base Rent shall be recalculated, on a prospective basis only, by multiplying the remeasured rentable square footage of the Premises by the same per-rentable-square-foot rate of Base Rent then in effect immediately prior to such remeasurement. Landlord and Tenant shall execute an amendment to this Lease confirming such remeasured square footage, Tenant’s Percentage and Base Rent, although the failure to do so shall not affect the effectiveness of the foregoing. No remeasurement shall affect or reduce any Base Rent, Additional Rent or other amounts that accrued or were payable prior to the effective date of such remeasurement.

3.TERM. The Premises are leased for the Term. If for any reason Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Commencement Date, then Landlord shall not be liable to Tenant for any resultant loss or damage and this Lease shall not be affected except that the Commencement Date shall be extended by one (1) day for each day of such delay.
Notwithstanding anything contained herein to the contrary, Tenant shall be allowed to occupy the Premises (and conduct business) upon execution of this Lease, receipt of all monies, completion of tenant improvements and evidence of insurance.

4.CONDITION OF THE PREMISES. The Premises are leased in an “as is” and “where is” condition without any warranty of fitness for use or occupation express or implied, it being agreed that Tenant has had an opportunity to examine the condition of the Premises, that Landlord has made no representations or warranties of any kind with respect to such condition, and that Landlord has no obligation to do or approve any work or make or approve any improvements to or with respect to the Premises to prepare the same for Tenant’s occupancy except as specifically provided in this section.
Tenant acknowledges and agrees that Landlord has no obligation to perform any improvements, alterations or other work to prepare the Premises for Tenant’s occupancy, and Tenant shall accept the Premises in its strictly “as-is, where-is” condition existing as of the Commencement Date.

5.MONTHLY RENT. Commencing on the Commencement Date, Base Rent shall be paid monthly in advance on or before the first day of each calendar month in accordance with the schedule set forth in Section 1. The Base Rent shall not be adjusted or modified if the actual rentable square footage of the Premises varies from the rentable square footage set forth in Section 1. If the Commencement Date shall be on any day other than the first day of a calendar month, Base Rent for the partial month shall be prorated based on the number of days in that month. Unless otherwise provided herein, commencing on the Commencement Date, Additional Rent shall be paid monthly in advance on or before the first day of each calendar month. If the Commencement Date shall be on any day other than the first day of a calendar month, Additional Rent for the partial month shall be prorated based on the number of days in that month. Rent shall be paid to Landlord, without notice or demand, and without deduction or offset, in lawful money of the United States of America, at Landlord’s Remittance Address as set forth in Section 1 or to such other address as Landlord may from time to time designate in writing. Tenant acknowledges that the late payment of Rent or other sums due hereunder shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Property. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord when due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. In addition, any amount due to Landlord, if not paid when due, shall bear interest from the date due until paid at the lesser of: (i) the Prime Rate (as hereinafter defined) plus five percent (5%) per annum, or (ii) the highest rate permitted by law (the “Default Rate”). The term “Prime Rate” shall mean the Prime Rate as published in The Wall Street Journal from time to time. The parties agree that such late charges represent a fair and reasonable estimate of the costs Landlord shall incur by reason of late payment by Tenant. The acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding anything to the contrary in this Lease, Tenant shall pay the first installment of Rent due hereunder upon Tenant’s execution of this Lease.
6.TAXES. Tenant shall pay monthly, as Additional Rent, one-twelfth (1/12) of the Tax Excess based on estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 8 below. No credit or payment shall be due to Tenant in the event Taxes for any year are less than Base Taxes. “Taxes” means all taxes, assessments and fees levied upon the Property by any governmental entity based upon the ownership, leasing, renting or operation of the Property. Landlord may allocate Taxes incurred with respect to multiple buildings on the Property among such buildings. Taxes shall not include any federal, state or local net income, capital stock, succession, transfer, replacement, gift, estate or inheritance taxes; provided, however, if at any time during the Term, a tax or excise on income is levied or assessed by any governmental entity in lieu of or as a substitute for, in whole or in part, real estate taxes or other ad valorem taxes, such tax shall constitute and be included in Taxes. In addition to the foregoing, Tenant shall pay Landlord, as Additional Rent, for any use, rent or sales tax, service tax, value added tax, franchise tax or any other tax on Rent however designated as well as for any taxes which are reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant. All expenses, including attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for the year in which the expenses are incurred.
7.OPERATING EXPENSES. Tenant shall pay monthly, as Additional Rent, one-twelfth (1/12) of the Operating Expenses Excess based on estimates provided by Landlord from time to time and subject to reconciliation as provided in Section 8 below. No credit or payment shall be due to Tenant in the event Operating Expenses for any year are less than Base Operating Expenses. “Operating Expenses” means and includes all expenses, costs, fees and disbursements paid or incurred by or on behalf of Landlord for managing, operating, maintaining, improving, servicing or repairing the Building or Property and all associated plumbing, heating, ventilation, air conditioning, lighting, electrical, mechanical and other systems, including, without limitation, costs of: performing the Landlord’s obligations described in Section 13; janitorial services, the repair, maintenance, repaving and re-striping of any parking and dock areas; providing any services or amenities such as conference rooms, parking garage, cafeteria, or gymnasium; exterior maintenance, repair and repainting; landscaping; snow removal; utilities; management fees; supplies and sundries; sales or use taxes on supplies or services; charges or assessments under any easement, license, declaration, restrictive covenant or association; legal and accounting expenses; Insurance Premiums; and compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operation, administration, maintenance and repair of the Property. Landlord may allocate any item of Operating Expenses that benefits multiple buildings on the Property among such buildings. Landlord may allocate any item of Operating Expenses among different portions or occupants of the Building or Property based on use or other considerations as determined by Landlord in Landlord’s reasonable discretion. If there is less than ninety five percent (95%) occupancy during any period, Landlord may adjust those Operating Expenses that are affected by variations in occupancy levels to the amount of Operating Expenses that would have been incurred had there been ninety five percent (95%) occupancy.
Notwithstanding the foregoing, Operating Expenses shall not include costs of alterations to the premises of other tenants of the Property, depreciation charges, interest and principal payments on mortgages, ground rental payments and real estate brokerage and leasing commissions; costs incurred for Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building or the Property; costs of selling or financing any of Landlord’s interest in the Property; costs incurred by Landlord for the repair of damage to the Property to the extent that Landlord is reimbursed by insurance proceeds; and the costs of services and utilities separately chargeable to individual tenants of the Building.

8.RECONCILIATION. Any failure by Landlord to deliver any estimate or statement of Additional Rent required under this Lease shall not operate as a waiver of Landlord’s right to collect all or any portion of Additional Rent due hereunder. On an annual basis, Landlord shall provide Tenant with a statement of all actual Operating Expenses and Taxes for the preceding year. If Tenant has made estimated payments of Operating Expenses or Taxes in excess of the actual amount due, Landlord shall credit Tenant with any overpayment against the next Rent otherwise due, provided, however, if such overpayment occurs within the final year of the Term, then Landlord shall use commercially reasonable efforts to reimburse Tenant in the amount of such overpayment in cash as part of Landlord’s reconciliation procedure at the end of the Term. If the actual amount due exceeds the estimated payments made by Tenant during the preceding year, Tenant shall pay the difference to Landlord within fifteen (15) business days and such obligation shall survive the expiration or earlier termination of this Lease.
9.INSURANCE.
(A)Tenant shall maintain the following insurance in force from the date upon which Tenant first enters the Premises and throughout the Term and thereafter for so long as Tenant is in occupancy of any part of the Premises:
(i)Commercial General Liability insurance with limits of at least $1,000,000 per occurrence, $2,000,000 general aggregate, and, if the Tenant manufacturers or produces a product, $2,000,000 products completed operations aggregate or such larger amounts as Landlord may reasonably require from time to time, covering bodily injury and property damage arising out of the use of the Premises, as well as products/completed operations, contractual liability, personal injury and advertising liability;
(ii)Worker’s Compensation insurance as required by the state in which the Premises is located covering occupational injuries or disease to all employees of Tenant for work or other activities on or about the Premises. Such policy shall include Employer’s Liability limits of at least $500,000 bodily injury by accident-each accident, $500,000 bodily injury by disease-each employee, and $500,000 bodily injury by disease-policy limit;
(iii)Business Automobile Liability insurance for all scheduled and hired vehicles used by the Tenant, its employees or agents. Such policy shall include a combined single limit of liability of at least $1,000,000 each accident for bodily injury and property damage;

(iv)Excess or Umbrella Liability insurance with a limit of at least $5,000,000 general aggregate and $2,000,000 per occurrence providing additional limits of insurance over the primary per occurrence and aggregate limits of the Commercial General Liability (including bodily injury, property damage, products/completed operations, personal/advertising injury and contractual liability), Employer’s Liability, and Business Auto Liability insurance required in (i), (ii), and (iii) above; and
(v)Property insurance covering direct physical damage to Tenant’s personal property and any property in the care, custody, and control of the Tenant. In addition this policy shall cover direct physical damage to all alterations, additions, improvements (including carpeting, floor coverings, paneling, decorations, fixtures and any improvements or betterments to the Premises made by Tenant or by Landlord at Tenant’s request or for Tenant’s benefit) situated in or about the Premises. Such coverage shall be for the full replacement value of the covered property.
(B)Tenant’s Commercial General Liability, Property, Auto and Excess Liability/Umbrella Liability policies shall provide Landlord, Landlord’s managing agent, and Landlord’s mortgagee with Additional Insured status, and shall be on a Primary and Non-Contributory basis. All policies purchased and maintained by Tenant to satisfy the requirements in this Lease must be purchased from an insurance company with a minimum rating of “A- VII” or its equivalent from one of the major rating agencies (AM Best, Moodys, Standard & Poors, Fitch) that is admitted or eligible to do business in the state where the Premises is located.
(C)Tenant shall provide Landlord with a certificate of insurance for each policy simultaneously with the delivery of an executed counterpart of this Lease and endeavor to provide at least thirty (30) days prior to each renewal of such insurance. Such certificates of insurance shall be on an ACORD Form 25 and 24 or ISO Form 2026 or their equivalent, shall certify that such policy has been or shall be issued and that it provides the coverage and limits required above, and shall provide thirty (30) days written notice of cancellation (10 days for non-payment of premium) and that carrier shall endeavor to notify the Landlord in a timely manner in writing if the insurance coverage shall materially change. Notwithstanding the forgoing, it is the Tenant’s responsibility to notify the Landlord upon any material change or cancelation of the insurance coverage. In addition to providing the certificates of insurance required herein, Tenant shall also promptly furnish any additional information, including complete copies of Tenant’s insurance policies, as Landlord may request from time to time pertaining to Tenant’s insurance coverage. Tenant shall notify Landlord in writing at least thirty (30) days in advance if Tenant intends to or receives a notice that its insurance company intends to cancel or non-renew such insurance for any reason. In the event that the applicable statutory time period is less than sixty (60) days, then Tenant shall notify Landlord within three (3) business days of receipt of any cancellation or non-renew notice. In the event that Tenant fails to obtain or maintain the insurance required above or fails to provide the Certificates of Insurance required, Landlord may, at its option, obtain such insurance on behalf of Tenant. Tenant shall pay, as Additional Rent upon demand, the reasonable cost of such insurance plus a twenty-five percent (25%) surcharge. Landlord’s failure to obtain such coverage on behalf of Tenant shall not limit Tenant’s liability in the event of an uncovered loss.
(D)Landlord shall carry or cause to be carried such insurance in amounts and with deductibles as a reasonably prudent landlord would purchase and maintain with respect to the Property. Tenant shall pay Tenant’s Percentage of Landlord’s insurance premiums (“Insurance Premiums”) during the Term of the Lease as a part of Operating Expenses. Tenant shall not do or permit to be done anything which shall contravene, invalidate, or increase the cost of the Landlord’s insurance and shall comply with all rules, orders, regulations, requirements and recommendations of Landlord or its insurance companies relating to or affecting the condition, use, or occupancy of the Premises. If Tenant does conduct any activity within or about the

Premises that results in an increase to the cost of Landlord’s insurance Tenant shall reimburse Landlord for the entire amount of such additional premiums or surcharges on demand.
(E)    The limits required by this Lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligations hereunder, except to the extent provided for under Section 10 below (Waiver of Subrogation). Any deductibles selected by Tenant will be the sole responsibility of Tenant.

(F)    Landlord my, at is sole discretion, change the insurance policy limits and forms which are required to be provided by Tenant; such changes will be made to conform with common insurance requirements for similar properties in similar geographic locations.

(G)    Tenant shall require all contractors and subcontractors used by Tenant for work or other activities on or about the Premises to meet the insurance requirements set forth in Sections 9(A)(i), (ii), and (iii).

10.WAIVER OF SUBROGATION. Notwithstanding any other language of this Lease to the contrary, Landlord and Tenant each waive their respective rights to recover from the other for any and all loss of or damage to their respective property if such loss or damage is covered, or required by this Lease to be covered, by insurance. Tenant shall obtain an endorsement acknowledging such waiver from its insurance company(s) evidencing compliance with this section.
11.SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord the amount of the Security Deposit specified in Section 1 of this Lease. Provided that Tenant has paid all amounts due and has otherwise performed all obligations hereunder, the Security Deposit shall be returned to Tenant without interest within sixty (60) days of the expiration of the Term, further provided that Landlord may deduct from the Security Deposit prior to returning it any amounts owed by Tenant to Landlord. If Tenant defaults under any provision of this Lease, Landlord may, but shall not be obligated to, apply all or any part of the Security Deposit to cure the default. In the event Landlord elects to apply the Security Deposit as provided for above, Tenant shall, within five (5) days after Landlord’s demand, restore the Security Deposit to the original amount. Furthermore, if Tenant defaults under this Lease more than two (2) times during any twelve (12) month period, irrespective of whether such default is cured, then, without limiting Landlord’s other rights and remedies, Landlord may, in Landlord’s sole discretion, modify the amount of the Security Deposit. Within ten (10) days after notice of such modification, Tenant shall submit to Landlord the required additional sums and Tenant’s failure to do so shall constitute an Event of Default without further notice or right to cure, and Landlord shall have the right to exercise any remedy provided for in this Lease. Landlord may, at its discretion, commingle the Security Deposit with its other funds. Upon any sale or other conveyance of the Building, Landlord may transfer the Security Deposit (or any amount of the Security Deposit remaining) to a successor owner, and Tenant agrees to look solely to the successor owner for repayment of the same. The Security Deposit shall not operate as a limitation on any recovery to which Landlord may be entitled.
12.USE. The Premises shall be used for the Permitted Use and for no other purposes whatsoever. Tenant shall not do or permit to be done in or about the Premises, Building or Property anything which is prohibited by any ordinance, order, rule, regulation, certificate of occupancy, or other governmental requirement, now in force or which may hereafter be enacted, including, without limitation, the Americans with Disabilities Act of 1990, as amended (collectively, “Applicable Law”). Tenant shall comply with all Applicable Law in its use of the

Premises and common areas of the Property. Tenant shall use and cause all contractors, agents, employees, invitees and visitors of Tenant to use the Premises and any common area of the Property in such a manner as to prevent waste, nuisance and any disruption of other occupants. Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry or which is allowed by law. Tenant shall, at Tenant’s sole cost and expense, make any changes necessary to bring the Premises into compliance with any Applicable Law. The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any Applicable Law in the use or occupancy of the Premises, Building or Property shall be conclusive of that fact as between Landlord and Tenant.
13.MAINTENANCE; SERVICES. Excepting only those obligations for which Landlord is expressly responsible pursuant to this section, Tenant will, throughout the Term and at its sole cost, keep and maintain the Premises and all fixtures and equipment located therein, including, without limitation, carpeting, wall-covering, doors, plumbing and other fixtures, and any alterations performed for the benefit of the Premises, clean safe and in good working order, condition and repair and make all necessary repairs and replacements thereto, including, without limitation, replacing all interior broken glass with glass of the same size and quality as that broken and repairing or replacing all systems or portions of systems exclusively serving the Premises including, without limitation, electrical, mechanical, plumbing and heating, ventilating and air conditioning systems. By way of example, and not limitation, Tenant shall be responsible, at Tenant’s sole expense, for repairing and/or replacing, carpet, marble, tile or other flooring, paint, wall coverings, corridor and interior doors and door hardware, telephone and computer equipment, interior glass, window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements. All repairs and replacements required of Tenant in connection herewith shall be of a quality and class at least equal to the minimum building standards established by Landlord and shall be done in a good and workmanlike manner in compliance with Applicable Law and the terms and conditions of this Lease. If Tenant fails to maintain the Premises in compliance with the terms hereof, Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required and Tenant shall reimburse Landlord for the cost thereof as Additional Rent upon demand. If Tenant uses heat generating machines or equipment in the Premises that materially affect the temperature otherwise maintained by the heating, ventilating and air conditioning system, Landlord reserves the right to install supplementary units for the Premises and the cost thereof, including the cost of installation, operation and maintenance, shall be paid by Tenant to Landlord as Additional Rent upon demand. Should Tenant require any additional service not provided by Landlord pursuant to this Lease, including any services furnished outside the Building’s normal business hours, Landlord may, but shall not be obligated to, furnish such additional service and Tenant agrees to pay Landlord’s charges therefor, including a reasonable administrative fee, any taxes imposed thereon, and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service, as Additional Rent upon demand. The current charge for after-hours HVAC usage is $60.00 per hour per zone.
    Landlord shall maintain the roof, foundation, exterior walls, structural portions, elevators, if any, any common areas and electrical, plumbing, mechanical and fire protection systems (subject to systems exclusive to the Premises) of the Building, the cost of which shall be included as a part of Operating Expenses, provided that Landlord shall have no obligation to make any repairs unless Landlord has first received written notice of the need for such repairs from Tenant. Notwithstanding the foregoing, any damage to the Property occasioned by the negligence or willful act of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person, shall be repaired by and at the sole expense of Tenant, except that Landlord shall have the right, at its sole option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith and Tenant shall pay the cost therefor as Additional Rent upon demand.
    In addition to the foregoing, during normal hours of operation of the Building throughout the Term, Landlord shall provide: (i) reasonable quantities of electricity for the common areas; (ii) electricity for Tenant’s normal office use; (iii) heating, ventilation and air conditioning as required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises during the normal hours of operation of the Building; (iv) building standard window washing and janitorial services; (v) water for drinking, cleaning and restroom purposes only, and (vi) such other services as Landlord reasonably determines are necessary or appropriate. The normal hours of operation of the Building shall be 7:00 a.m. through 6:00 p.m. Monday through Friday and 9:00 a.m. through 1:00 p.m. on Saturday, (except holidays), subject to adjustment from time to time by Landlord.
14.SUBLEASE; ASSIGNMENT. Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest in this Lease. Tenant shall not allow the Premises to be occupied, in whole or in part, by any other party and shall neither sublet the Premises, in whole or in part, nor assign this Lease, nor amend any sublease or assignment to which Landlord has consented, without in each case obtaining the prior written consent of Landlord. Any sublease or assignment, or amendment to any sublease or assignment, without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default. The provisions of this section shall apply to a transfer, by one or more transfers, of all, or substantially all, of the business or assets of Tenant, of a majority of the stock, partnership or membership interests, or other evidences of ownership, of Tenant, and of any shares, voting rights or ownership interests of Tenant which results in a change in the identity of the entity or entities which exercise, or may exercise, effective control of Tenant as if such transfers were an assignment of this Lease. Tenant must request Landlord’s consent to any assignment or sublease at least sixty (60) days prior to the proposed effective date of the assignment or sublease. At the time of its request, Tenant shall provide Landlord in writing: (a) the name and address of the proposed assignee or subtenant, (b) a complete copy of the proposed assignment or sublease, (c) reasonably satisfactory information about the nature, business, and business history of the proposed assignee or subtenant and its proposed use of the Premises, and (d) banking, financial or other credit information about the proposed assignee or subtenant sufficient to enable Landlord to determine its financial condition and operating performance. Concurrently with such request, Tenant shall pay to Landlord a fee of up to a maximum reimbursement of $2,500.00 per request. Landlord shall not unreasonably withhold or delay its consent to Tenant’s written request to sublease the Premises or assign this Lease which is made in compliance with the terms and conditions of this section. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Landlord’s refusal to consent to any proposed assignment or sublease shall not be unreasonable if: (a) the financial condition or operating performance of the proposed subtenant or assignee, determined in Landlord’s reasonable discretion, is less than the greater of the financial condition or operating performance of the Tenant on (i) the date of execution of this Lease or (ii) the date of Tenant’s request for Landlord’s consent to the proposed assignment or sublease, (b) Tenant is in default under any of the terms, covenants or conditions of this Lease, (c) the proposed use of the Premises may result in: (i) increased wear and tear on the Premises, Building or Property or (ii) any adverse effect on other tenants in the Building or adjacent buildings owned by Landlord, (d) the proposed subtenant or assignee is a governmental agency, (e) Landlord has space available elsewhere in the Building which can accommodate the needs of the proposed subtenant or assignee or the proposed subtenant or assignee is a prospect to whom Landlord has made a proposal for the lease of space within the market area within the prior six (6) months, (f) the proposed assignee or subtenant is a tenant in any building owned by Landlord or any affiliate of Landlord including, without limitation, the Building, (g) the proposed subtenant or assignee would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement, or (h) Landlord’s lender, if any, does not consent to the proposed sublease or assignment.
No subletting or assignment shall release Tenant from Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. Any subtenant shall, at Landlord’s election, attorn to Landlord following any early termination of this Lease and any assignee shall be jointly and severally liable for the full performance of all of Tenant’s obligations hereunder. Landlord may require, as a condition to granting Landlord’s consent with respect to the provisions of this section, that the proposed subtenant or assignee enter into a written agreement with Landlord confirming the obligations of such subtenant or assignee under this Lease. Tenant shall pay, as Additional Rent on demand, all legal fees incurred by Landlord in connection with each proposed assignment or sublease whether or not Landlord’s consent is obtained. If Tenant receives rent or other payments under any assignment or sublease in excess of the payments made by Tenant to Landlord under this Lease (as such amounts are adjusted on a per square foot basis if less than all of the Premises is transferred), then Tenant shall pay Landlord two-thirds of such excess. Landlord’s consent to one assignment or sublease shall not be deemed a waiver of the requirement of Landlord’s consent to any subsequent assignment or sublease. In the event Tenant seeks to assign its interest in this Lease, and Landlord does not consent to such proposed assignment, Landlord may elect to terminate this Lease in its entirety, and the last day of the Term of this Lease shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease. In the event Tenant seeks to sublet all or any portion of the Premises and Landlord does not consent to such proposed sublease, Landlord may elect to terminate this Lease with respect to the portion of the Premises that would be subject to such sublease and the last day of the Term of this Lease for such space shall be the thirtieth (30th) day after Landlord notifies Tenant of Landlord’s election to terminate this Lease and, if less than the entire Premises is affected, Landlord shall have the right to perform any alterations to make such space a self-contained rental unit.
15.INDEMNITY; NON-LIABILITY OF LANDLORD. Except to the extent prohibited by law, as a material part of the consideration for Landlord’s execution of this Lease, Tenant shall neither hold nor attempt to hold Landlord or its employees or Landlord’s agents or contractors or their employees liable for, and Tenant covenants and agrees that it shall indemnify and defend Landlord for and against any and all penalties, damages, fines, causes of action, liabilities, judgments, expenses (including, without limitation, attorneys’ fees) or charges incurred in connection with or arising from: (i) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or contractors, agents, employees, invitees or visitors of Tenant or any such person; (iii) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; (iv) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant; or (v) any matter occurring in the Premises during the Term.

Landlord, to the fullest extent not prohibited by law, shall not be liable for any damage occasioned by failure to keep the Premises, Building or Property in repair, nor for any damage done or occasioned by or from plumbing, gas, electricity, water, sprinkler, or other pipes or sewerage or the bursting, leaking or running of any pipes, tank or plumbing fixtures, in, above, upon or about the Premises or the Building nor from any damage occasioned by water, snow or ice being upon or coming through the roof, skylights, trap door or otherwise, nor for any damages arising from acts, or neglect of co-tenants or other occupants of the Building or of any owners or occupants of adjacent or contiguous property, nor for any loss of or injury to property or business occurring, through, in connection with or incidental to the failure to furnish any such services or the interruption of any services to the Premises. Further, Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft or any other criminal act, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, law of requisition or order of any governmental authority.
Notwithstanding anything to the contrary in this Lease, Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of any default by Landlord hereunder, whether or not Landlord is notified that such damages may occur. The term “Landlord”, as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, means only the owner or owners at the time in question of the Landlord’s interest in the Building, and in the event of any transfer or transfers of title to the Landlord’s interest in the Building, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed. Tenant’s sole recourse against Landlord, and any successor to the interest of Landlord in the Premises, is to the interest of Landlord, and any successor, in the Premises and the Building of which the Premises are a part. In no event whatsoever shall Landlord or any beneficiary of any trust of which Landlord is a trustee or any of Landlord’s officers, directors, partners, managers, members, shareholders, agents, attorneys and employees ever be personally liable hereunder.
16.UTILITIES. Tenant shall contract directly with public utility providers for all utilities which are separately metered to the Premises and shall pay such utility providers directly and promptly when due. If any utility, including electricity, is not separately metered to the Premises, the cost of such utility consumed on the Premises, as reasonably determined by Landlord, shall be paid by Tenant as Additional Rent. Tenant’s obligation to pay for utilities provided to the Premises during the Term shall survive the expiration or earlier termination of the Lease. Tenant shall not utilize an alternative provider for a utility service other than the public utility provider servicing the Property unless Tenant shall first obtain the written consent of Landlord. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interruption, or defect in the supply or character of the electric energy furnished to the Premises or Building. To ensure the proper functioning and protection of all utilities, Tenant agrees to abide by all reasonable regulations and requirements which Landlord may prescribe and to allow Landlord and its utility providers access to all electric lines, feeders, risers, wiring, and any other machinery within the Premises.
17.HOLDING OVER. If Tenant or any party claiming by or under Tenant remains in occupancy of the Premises or any part thereof beyond the expiration or earlier termination of this Lease, such holding over shall be without right and a tenancy at sufferance, and Tenant shall be liable to Landlord for any loss or damage incurred by Landlord as a result thereof, including consequential damages. In addition, for each month or any part thereof that such holding over continues, Tenant shall pay to Landlord a monthly fee for the use and occupancy of the Premises equal to the greater of (a) the monthly fair market rental for the Premises and (b) two hundred percent (200%) of the Rent payable for the month immediately preceding such hold over, and there shall be no adjustment or abatement for any partial month. The provisions of this section shall not be deemed to limit or exclude any of Landlord’s rights of re-entry or any other right granted to Landlord hereunder, at law or in equity.
18.NO RENT DEDUCTION OR SET OFF. Tenant’s covenant to pay Rent is and shall be independent of each and every other covenant of this Lease. Tenant agrees that any claim by Tenant against Landlord shall not be deducted from Rent nor set off against any claim for Rent in any action. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any remedy provided in this Lease or at law. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.
19.CASUALTY. If the Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. If the Premises or the Building are totally or partially damaged or destroyed by fire or other casualty, thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently restore and repair the Premises and the Building to substantially the same condition they were in prior to such damage. Provided that such damage was not caused by the act or omission of Tenant or any of its employees, agents, licensees, invitees or subtenants, until the repair and restoration of the Premises is completed Base Rent shall be abated for that part of the Premises that Tenant is unable to use without substantial interference and is not occupied while repairs are being made, based on the ratio that the amount of unusable rentable area bears to the total rentable area of the Premises. Landlord shall bear the costs and expenses of repairing and restoring the Premises and the Building, provided, however, that Landlord shall not be obligated to spend more than the net proceeds of insurance proceeds made available for such repair and restoration nor shall Landlord be obligated to repair or restore, or to pay for the repair or restoration of, any furnishings, equipment or personal property belonging to Tenant or any alterations, additions, or improvements (including carpeting, floor coverings, paneling, decorations, fixtures) made to the Premises or Building by Tenant or by Landlord at Tenant’s request or for Tenant’s benefit. It shall be Tenant’s sole responsibility to repair and restore all such items.
Notwithstanding the foregoing, (a) if there is a destruction of the Building that exceeds twenty-five percent (25%) of the replacement value of the Building from any risk, whether or not the Premises are damaged or destroyed, or (b) if Landlord reasonably believes that the repairs and restoration cannot be completed despite reasonable efforts within ninety (90) days after the occurrence of such damage, or (c) if Landlord reasonably believes that there shall be less than two (2) years remaining in the Term (exclusive of any extension options) upon the substantial completion of such repairs and restoration, or (d) if any mortgagee or lender fails or refuses to make sufficient insurance proceeds available for repairs and restoration, or (e) if zoning or other applicable laws or regulations do not permit such repairs and restoration, Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within one hundred eighty (180) days after the occurrence of such damage. If this Lease is terminated pursuant to the preceding sentence, all Rent payable hereunder shall be apportioned and paid to the date of termination.
All time periods provided in this Section for Landlord’s performance shall be subject to extension on account of delays in effectuating a satisfactory settlement with any insurance company involved and events beyond Landlord’s reasonable control. In the event of any damage or destruction to the Building or Premises, it shall be Tenant’s responsibility to secure the Premises and, upon notice from Landlord, to remove forthwith, at its sole cost and expense, property belonging to Tenant or its licensees from such portion of the Premises as Landlord shall request.
20.SUBORDINATION; ESTOPPEL LETTERS. This Lease is expressly subordinate to any current or future mortgage or mortgages placed on the Property and to all other documents executed in connection with any such mortgage. Tenant agrees not to pay rent more than thirty (30) days in advance and to attorn to any party acquiring rightful possession of the Premises by or through any such mortgage. Tenant agrees that from time to time it shall deliver to Landlord or Landlord’s mortgagee or designee within ten (10) business days of the date of Landlord’s or Landlord’s mortgagees or such other designee’s request, a statement, in writing, certifying (i) that this Lease is unmodified and in full force and effect, if this is so, or if there have been modifications, that the Lease, as modified, is in full force and effect; (ii) the dates to which Rent and other charges have been paid; (iii) that Landlord is not in default under any provisions of this Lease or, if in default, the nature thereof in detail; (iv) the subordination of this Lease to any current or future mortgage or mortgages placed on the Property by Landlord and Tenant’s agreement to attorn to any party acquiring rightful possession of the Premises by or through any such mortgage; and (v) such other true statements as Landlord or Landlord’s mortgagee or designee may require. Tenant’s failure to execute and deliver such statements within the time required shall, at Landlord’s election, be an Event of Default and shall also be conclusive upon Tenant that (a) this Lease is in full force and effect and has not been modified except as represented by Landlord; (b) that Landlord is not in default under any provisions of this Lease and that Tenant has no right of offset, counterclaim or deduction against Rent; and (c) not more than one month’s Rent has been paid in advance.
21.ALTERATIONS; RESTORATION.
(A)Tenant shall not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”) without first obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. All Alterations (i) must comply with Applicable Law, (ii) must be compatible with the Building and its mechanical, electrical, heating, ventilating, air-conditioning and life safety systems; (iii) must not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; and (iv) must not affect the integrity of the structural portions of the Building. In addition, Landlord may impose as a condition to such consent such additional requirements as Landlord in its sole discretion deems necessary or desirable, including, without limitation: (a) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; (b) Landlord’s prior written approval of the time or times when the Alterations are to be performed; (c) Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (d) Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (e) Tenant’s delivery to Landlord of such bonds and insurance as Landlord customarily requires; (f) Tenant’s payment to Landlord of a commercially reasonable fee for Landlord’s supervision of any Alterations; (g) Tenant’s and Tenant’s contractor’s compliance with such construction rules and regulations and building standards as

Landlord promulgates from time to time; and (h) Tenant’s delivery to Landlord of “as built” drawings of the Alterations in such form or medium as Landlord may require. All direct and indirect costs relating to any modifications, alterations or improvements of the Building, whether outside or inside of the Premises, required by any governmental agency or by law as a condition or as the result of any Alteration requested or effected by Tenant shall be borne by Tenant. Landlord may elect to perform such modifications, alterations or improvements (at Tenant’s sole cost and expense) or require such performance directly by Tenant. Tenant shall not permit any mechanic’s lien or other liens to be placed upon the Premises or the Building as a result of any materials, services or labor ordered by or provided to Tenant or any of Tenant’s agents, officers, or employees. Without waiving any other rights or remedies under this Lease, Landlord may bond or insure or otherwise discharge any such lien and Tenant shall reimburse Landlord for any amount paid by Landlord in connection therewith as Additional Rent upon demand.
(B)Upon the expiration or earlier termination of the Lease, Tenant shall surrender the Premises in good working order and condition. Tenant shall remove any and all Alterations, trade fixtures, equipment, data/telecommunications cabling and wiring installed by or on behalf of Tenant and furniture from the Premises and Tenant shall fully repair any damage, including any structural damage, occasioned by the removal of the same. Notwithstanding the foregoing, Landlord may require that Tenant not remove any or all Alterations and any such Alteration or Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title thereto shall pass to Landlord under this Lease as by a bill of sale. At Landlord’s election, all Alterations, trade fixtures, equipment, wire and cable, furniture, fixtures, other personal property not removed shall conclusively be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or to any other person and without obligation to account for them. Tenant shall pay Landlord all reasonable expenses incurred in connection with Landlord’s disposition of such property, including without limitation the cost of repairing any damage to the Building or the Premises caused by removal of such property, and shall hold Landlord harmless from loss, liability, or expense arising from the claims of third parties such as Tenant’s lenders whose loans are secured by such property. Tenant’s obligations under this section shall survive the end of this Lease.
22.DEFAULT; REMEDIES.
(A)In addition to any other acts or omissions designated in this Lease as Events of Default, each of the following shall constitute an Event of Default by Tenant hereunder: (i) the failure to make any payment of Rent or any installment thereof or to pay any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant; (ii) the use or occupancy of the Premises for any purpose other than the Permitted Use without Landlord’s prior written consent or the conduct of any activity in the Premises which constitutes a violation of law; (iii) if the interest of Tenant or any part thereof under this Lease shall be levied on under execution or other legal process and said interest shall not have been cleared by said levy or execution within fifteen (15) days from the date thereof; (iv) if any voluntary or involuntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by or against Tenant or any guarantor of the Lease or if a receiver shall be appointed for Tenant or any guarantor or any of the property of Tenant or guarantor; (v) if Tenant or any guarantor of the Lease shall make an assignment for the benefit of creditors or if Tenant shall admit in writing its inability to meet Tenant’s debts as they mature; (vi) if any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease, or mutually agreed to in writing by the parties; (vii) if Tenant shall fail to immediately discharge or bond over any lien placed upon the Premises in violation of this Lease; (viii) if any Letter of Credit required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease, or mutually agreed to in writing by the parties; (ix) if Tenant fails or refuses to take possession of the Premises or if Tenant shall abandon or vacate the Premises during the Term; (x) if Tenant shall fail to execute and deliver an estoppel certificate or subordination agreement as required hereunder; or (xi) the failure to observe or perform any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and which Tenant has not corrected within twenty (20) days after written notice thereof to Tenant; provided, however, that if said failure involves the creation of a condition which, in Landlord’s reasonable judgment, is dangerous or hazardous, Tenant shall be required to cure same within 24 hours.
(B)Upon the occurrence of an Event of Default by Tenant, the cost of all brokerage commissions, rental abatements, legal fees, Tenant allowances, work performed by Landlord to the Premises, and any other Tenant inducements paid or provided under this Lease plus interest on the foregoing items accruing from the Commencement Date at the Default Rate shall immediately become due, and Landlord may, at its option, with or without notice or demand of any kind to Tenant or any other person, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein, and such rights and remedies shall be cumulative and none shall exclude any other right allowed by law:
(i)Landlord may terminate this Lease, repossess and re-let the Premises, in which case Landlord shall be entitled to recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the amount by which the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease exceeds the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting. For the purpose of determining present value, Landlord and Tenant agree that the interest rate shall be the rate applicable to the then-current yield on obligations of the U.S. Treasury having a maturity date on or about the Expiration Date. Should the fair market rental value of the Premises for the balance of the Term (after deduction of all anticipated expenses of reletting) exceed the value of the Rent to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to or otherwise credit Tenant for any such excess amount;
(ii)Landlord may, without terminating the Lease, terminate Tenant’s right of possession, repossess the Premises including, without limitation, removing all or any part of Tenant’s personal property in the Premises and to place such personal property in storage or a public warehouse at the expense and risk of Tenant, and relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises. Tenant shall pay to Landlord as damages a sum equal to all Rent under this Lease for the balance of the Term unless and until the Premises are relet. If the Premises are relet, Tenant shall be responsible for payment upon demand to Landlord of any deficiency between the Rent as relet and the Rent for the balance of this Lease, all costs and expenses of reletting, and all reasonable decoration, repairs, remodeling, alterations, additions and collection of the rent accruing therefrom. Tenant shall not be entitled to any rents received by Landlord in excess of the rent provided for in this Lease. No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any breach, and in addition to the other remedies it may have, recover as damages (in addition to any other sums or damages for which Tenant may be liable to Landlord) a lump sum equal to the amount by which the present value of the excess Rent remaining to be paid by Tenant for the balance of the Term of the Lease exceeds the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting. In the event Landlord repossesses the Premises as provided above, Landlord may remove all persons and property from the Premises and store any such property at the cost of Tenant, without liability for damage; and
(iii)Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant hereunder, make any payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease. All sums so paid by Landlord and all necessary incidental costs shall be payable to Landlord as Additional Rent on demand and Tenant covenants to pay such sums.
(C)Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this section from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.
(D)Tenant shall promptly pay upon notice, as Additional Rent, all reasonable costs, charges and expenses incurred by Landlord (including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel, collection agents, and other third parties retained by Landlord) together with interest thereon at the rate set forth in Section 5 of this Lease, in collecting any amount due from Tenant, enforcing any obligation of Tenant hereunder, or preserving any rights or remedies of Landlord; and Tenant shall pay all reasonable attorneys’ fees and expenses arising out of any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned.
(E)No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver by Landlord shall be valid unless in writing and shall not affect any provision other than the one specified in such written waiver and that provision only for the time and in the manner specifically stated in the waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment. Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including the demands and notices specified in any federal, state or local laws and ordinances.
(F)Landlord shall not be in default under this Lease unless Landlord fails to perform its obligations hereunder within thirty (30) days after Landlord’s receipt of written notice from Tenant specifying how Landlord has failed to perform such obligations and the act required to cure the same; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant shall have no right to terminate this Lease or withhold Rent payments as such amounts become due and payable hereunder.
23.NOTICES. All notices permitted or required hereunder shall be in writing and (i) delivered personally, or (ii) sent by U.S. certified mail, postage prepaid, with return receipt requested, or (iii) sent overnight by nationally recognized overnight courier and sent to the respective parties at the Notice Addresses provided in Section 1 of this Lease. If sent by U.S.

certified mail, such notice shall be considered received by the addressee on the second (2nd) business day after posting. If sent by nationally recognized overnight courier, such notice shall be considered received by the addressee on the first (1st) business day after deposit with the courier. Notices may be given by an agent on behalf of Landlord or Tenant. Any notice from Landlord to Tenant shall also be deemed to have been given if delivered to the Premises, addressed to Tenant.
24.EMINENT DOMAIN. If during the Term (a) the whole of the Premises or the Building shall be taken by any governmental or other authority having powers of eminent domain or conveyed to such entity under threat of the exercise of such power or (b) any part of the Premises or the Building shall be so taken or conveyed and as a result, the remainder of the Premises or the Building has been rendered impractical, in Landlord’s sole judgment, for the operation of Landlord’s rental activities on the Property, this Lease shall terminate on the date of the taking or conveyance, and rent shall be apportioned to the date thereof. Tenant shall have no right to any apportionment of or any share in any condemnation award or judgment for damages made for the taking or conveyance of any part of the Premises or the Building.
25.QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.
26.RULES AND REGULATIONS. Tenant agrees to comply with (and cause its agents, contractors, employees and invitees to comply with) the rules and regulations attached hereto as Exhibit B and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Landlord agrees to enforce the rules and regulations uniformly against all tenants of the Property. Landlord shall not be liable, however, for any violation of said rules and regulations by other tenants or occupants of the Building or Property.
27.ENVIRONMENTAL. “Environmental Laws” shall mean all federal, state and local laws (including, without limitation, case and common law), statutes, regulations, rules, ordinances, guidance, permits, licenses, grants, orders, decrees and judgments relating to the environment, human health and safety. “Hazardous Substances” shall mean all explosive materials, radioactive materials, hazardous or toxic materials, wastes, chemicals or substances, petroleum, petroleum by-products and petroleum products (including, without limitation, crude oil or any fraction thereof), asbestos and asbestos-containing materials, radon, lead, polychlorinated biphenyls, mold, urea-formaldehyde, and all materials, wastes, chemicals and substances that are regulated by any Environmental Law. Tenant shall not (i) manufacture, generate, utilize, store, handle, treat, process, or release any Hazardous Substances at, in, under, from or on the Premises or Property or (ii) suffer or permit to occur any violation of Environmental Laws with respect to the Premises or Property. Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant’s sole cost) and hold harmless Landlord and its partners, managers, members, officers, directors, employees, agents, successors, grantees, assigns and mortgagees from any and all claims, demands, liabilities, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action and losses of any and every kind and nature, including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of the rentable or usable space or of any amenity, natural resource damages, damages arising from any adverse impact on leasing space on the Premises or Property, and sums paid in settlement of claims and for attorney’s fees, consultant’s fees and expert’s fees that may arise during or after the Term or any extension of the Term in connection with any breach by Tenant of the covenants contained in this section, or the presence, release or threatened release of Hazardous Substances at, in, under, from, to or on the Premises or Property, or any violation or alleged violation of any Environmental Laws. For purposes of this section, the term “costs” includes, without limitation, costs, expenses and consultant’s fees, expert’s fees and attorney’s fees incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration, monitoring or maintenance work. This covenant of indemnity shall survive the termination of this Lease. Notwithstanding the foregoing, the prohibition contained herein shall not apply to ordinary office products that may contain de minimis quantities of Hazardous Substances, provided such products are used in compliance with Environmental Laws; however, Tenant’s indemnification obligations are not diminished with respect to the presence of such products. Tenant shall immediately notify Landlord of any release or threatened release at, in, under, from, to or on the Premises or Property.
28.FINANCIAL STATEMENTS. From time to time, but not more often than twice each year, Tenant shall furnish Landlord within ten (10) business days of such request copies of financial statements showing Tenant’s current financial condition and the results of the previous year’s operations which shall be certified as true and correct by the chief financial officer, or other responsible officer, of Tenant.
29.BROKERS. Landlord utilized the services of CBRE (the “Listing Broker”) and Tenant utilized the services of CBRE (the “Non-Listing Broker”) in connection with this Lease. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Lease. Landlord shall pay a commission to the Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant agrees to forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord by any broker other than the Listing Broker and Non-Listing Broker as a result of any misrepresentation by Tenant hereunder.
30.MISCELLANEOUS.
(A)Time is of the essence of this Lease and each of its provisions.
(B)This Lease and all covenants and agreements herein contained shall be binding upon, apply, and inure to the respective heirs, executors, successors, administrators and assigns of all parties to this Lease; provided, however, that this Lease shall not inure to the benefit of any assignee, heir, administrator, devisee, legal representative, successor, transferee or successor of Tenant except upon the prior written consent of Landlord.
(C)This Lease contains the entire agreement of the parties, all other and prior representations, negotiations and agreements having been merged herein and extinguished hereby. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon either party hereto unless in writing signed by both parties.
(D)The captions of sections and subsections of this Lease are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.
(E)Interpretation of this Lease shall be governed by the laws of the state or commonwealth in which the Premises is located, without regard to conflict of laws. Tenant irrevocably submits to the nonexclusive jurisdiction of the courts of said state or commonwealth and agrees that all suits, actions, claims or proceedings may be heard and determined in such courts. Tenant waives any objection which it may have at any time to the laying of venue of any suit, action, claim or proceeding arising out of or relating to this Lease. The foregoing shall not be deemed to preclude Landlord from bringing any suit, action, claim or proceeding in connection with this Lease in any other jurisdiction.

(F)This Lease is and shall be deemed and construed to be the joint and collective work product of Landlord and Tenant and, as such, this Lease shall not be construed against either party, as the otherwise purported drafter of same, by any court of competent jurisdiction in order to resolve any inconsistency, ambiguity, vagueness or conflict, if any, in the terms or provisions contained herein.
(G)In the event that either party thereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure labor, inability to procure materials or equipment or reasonable substitutes therefore, failure of power, fire or other casualty, restrictive government laws or regulations, judicial orders, enemy or hostile government actions, riots, insurrection or other civil commotions, war or other reason of a like nature not at the fault of the party delayed in performing any act as required under the terms of this Lease (“Force Majeure”), then performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Force Majeure shall not operate to excuse Tenant from the prompt payment of Rent or any other payments required under the terms of this Lease.
(H)Tenant shall reimburse Landlord as Additional Rent on demand for all reasonable out-of-pocket expenses, including without limitation legal, engineering or other professional services or expenses incurred by Landlord in connection with any requests by Tenant for consents or approvals hereunder.
(I)A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provision, and any provision so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.
(J)If more than one person or entity shall ever be Tenant, the liability of each such person and entity shall be joint and several.
(K)If Tenant is a corporation, a limited liability company, an association or a partnership, it shall, concurrently with the signing of this Lease, at Landlord’s option, furnish to Landlord certified copies of the resolutions of its board of directors (or of the executive committee of its board of directors) or consent of its members or partners authorizing Tenant to enter into this Lease. Moreover, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease and that Tenant is a duly organized corporation, limited liability company, association or partnership under the laws of the state of its incorporation or formation, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its incorporation or formation and the laws of the jurisdiction in which the Building is located, has the power and authority to enter into this Lease, and that all corporate or partnership action requisite to authorize Tenant to enter into this Lease has been duly taken.
(L)The submission of this Lease to Tenant is not an offer to lease the Premises, or an agreement by Landlord to reserve the Premises for Tenant. Landlord shall not be bound to Tenant until Tenant has duly executed and delivered an original Lease to Landlord and Landlord has duly executed and delivered an original Lease to Tenant. Notwithstanding the Commencement Date or Commencement Date contemplated in Section 1 hereof, this Lease shall take effect and be binding upon the parties hereto as of its execution and delivery.
(M)This Lease may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature to this Lease transmitted via facsimile (or other electronic means) shall be deemed an original signature and be binding upon the parties hereto.
(N)Tenant represents and warrants to Landlord that neither Tenant nor any of Tenant’s members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
31.PARKING. Tenant shall be entitled to the non-exclusive use, on a first come-first serve basis, of parking spaces in parking areas designated by Landlord at a ratio of four (4.0) parking spaces per 1,000 rentable square feet of the Premises, free of charge during the Term. Landlord shall not be obligated to enforce parking limits. Tenant shall not use any parking space designated by Landlord as visitor parking or as exclusive to other parties. If Tenant uses parking in excess of that provided for herein, and if such excess use occurs on a regular basis, and if Tenant fails, after written notice from Landlord of any one violation, to reduce its excess use of the parking areas, then such excess use shall constitute an Event of Default under this Lease without further notice or opportunity to cure such Event of Default.
32.SIGNAGE. Landlord, at Landlord’s expense, shall furnish Tenant with initial Building standard suite entry and directory signage. All other signage shall be subject to Applicable Law and Landlord’s prior written approval (which may be withheld in Landlord’s sole and absolute discretion) and shall be at Tenant’s sole cost and expense. Upon termination of this Lease, Tenant shall remove all signage installed by Tenant or at Tenant’s request and repair any damage caused thereby.
33.SUBSTITUTION OF PREMISES. At any time after the date of execution of this Lease, Landlord may substitute other premises at the Property for the Premises (“Substitute Premises”), in which event the Substitute Premises shall be deemed to be the Premises for all purposes under this Lease; provided, however, that: (i) the Substitute Premises shall be located at the Property and shall be similar to the Premises in square footage and appropriateness for the Permitted Use; (ii) if Tenant is then occupying the Premises, Landlord shall pay the expense of moving Tenant, its property and equipment to the Substitute Premises; and (iii) Landlord shall give to Tenant not less than thirty (30) days’ prior written notice of such substitution.
34.CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, each of which Landlord may exercise without notice or liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim: (a) to enter the Premises for the purposes of examining the same or to make repairs or alterations or to provide any service; (b) to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, parking areas and any other common areas, (c) to change the name or street address of the Building or the suite number of the Premises; (d) to install, affix and maintain any and all signs on the exterior or interior of the Building; (e) to make repairs, decorations, alterations, additions or improvements, whether structural or otherwise, in, about and to the Building or common areas and for such purposes temporarily close doors, corridors and other areas of the Building and interrupt or temporarily suspend services or use of common areas; (f) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; (g) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building; (h) to show the Premises at reasonable times and, if vacated or abandoned, to prepare the Premises for reoccupancy; (i) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building; (j) to approve the weight, size and location of safes or other heavy equipment or other articles which may be located in the Premises and to determine the time and manner in which such articles may be moved in, about or out of the Building or Premises; and (k) to take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing or preservation of the Premises or Building. The reduction or elimination of Tenant’s light, air or view shall not affect Tenant’s liability under this Lease, nor shall it create any liability of Landlord to Tenant.
35.LEASE COMMENCEMENT/ACCEPTANCE OF PREMISES. At Landlord’s request, Landlord and Tenant shall enter into a commencement letter agreement (the “Commencement Letter”) in form substantially similar to that attached hereto as Exhibit C. Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within fifteen (15) days shall be deemed an approval by Tenant of the statements contained therein.
36.WAIVER OF RIGHT TO JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES OR BUILDING (INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAWS, STATUTES, REGULATIONS, CODES OR ORDINANCES).
37.RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a short form memorandum of this Lease for recording purposes.
[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD: (A)LOA 26 LP, a Delaware limited partnership By: View 26 LLC, a [TBD] limited liability company, its General Partner By: /s/ Joshua Hanasab____ Name: Joshua Hanasab Title: Authorized Signatory	TENANT: Exagen Inc., a Delaware corporation By: _/s/ John Aballi___ Name: John Aballi Title: CEO

(A)

EXHIBIT A
THE PREMISES

Approximately 28,094 RSF

Exhibit A

EXHIBIT B
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations and Tenant shall cause all of its agents, contractors, subcontractors, employees, licensees, servants, invitees, and subtenants any persons or entities claiming through any of these persons or entities to faithfully observe and comply the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or the Real Property. In the event of any conflict between the terms of the Lease and the following Rules and Regulations (as the same may be amended by Landlord), the terms of the Lease shall control.
1.Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.
2.All keys to the Building, the Premises, rooms, mailbox, and toilet rooms, if any, shall be obtained from Landlord. The Tenant, upon termination of the tenancy, shall deliver to the Landlord the keys to the Building, the Premises, rooms, mailbox, and toilet rooms, if any, which shall have been furnished and shall pay the Landlord the cost of replacing any lost key or of changing the lock(s) opened by such lost key if Landlord deems it necessary to make such change. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises, without prior written, consent of Landlord and subsequent delivery of a duplicate key to Landlord. Landlord shall retain a master key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises.
3.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
4.Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign a Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged a pass for access to the Building. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
Exhibit B

5.Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property, furniture, fixtures, and equipment (“FF&E”) brought into the Building. If such safe or heavy property is requested by Tenant, Landlord shall require structural review of the proposed Tenant FF&E at Tenant’s sole cost. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Premises, Building, its contents, occupants or visitors by moving or maintaining any such FF&E shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.
6.No bulky furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be reasonably designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior written notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.
Notwithstanding the foregoing, all damage or injury to the Building or to the Premises, fixtures, appurtenances and/or equipment caused by the Tenant moving property in or out of the Building or the Premises or by Tenant’s installation or removal of furniture, fixtures, or other property, or from any other cause of any kind or nature whatsoever due to carelessness, omission, neglect, or improper conduct, or other cause of the Tenant, its agents, employees, invitees, contractors or subcontractors shall be repaired, restored, or replaced promptly by the Landlord at Tenant’s sole cost and expense. Landlord shall have the right to control and operate the common areas of the Building, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings.
The sidewalks, halls, passages, exits, entrances, elevators and stairways, driveways, and parking areas shall not be obstructed by tenants or used by them for any purpose other than for ingress and egress from their respective Premises. The halls, corridors, passages, stairways, elevators, exits, entrances and roof are not for the use of the general public and Landlord shall in all cases retain the right to the control thereof and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation, and interests of the Building, the Property or its tenants, provided, however, that nothing herein contained shall be construed to prevent access by persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in activities which are illegal or in contravention to these Rules and Regulations. Tenant and employees or invitees of Tenant shall NOT go upon the roof of the Building.
7.The requirements of Tenant will be attended to only upon application at the office location designated by Landlord. Employees or agents of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
Exhibit B

8.Tenant shall not disturb, solicit, or canvass any occupant of the Building or Property and shall reasonably cooperate with Landlord or Landlord’s agents to prevent same.
9.Without the written consent of Landlord, Tenant shall not use the name of the Property in connection with or in promoting or advertising the business of Tenant except to identify Tenant’s address.
10.The toilet rooms, showers, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or agents, shall have caused it.
11.Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s prior written consent first had and obtained. The floor load of the Premises is designed for up to 80 pounds live load.
12.Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than normal office machines shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.
13.Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied or approved in writing by the Landlord.
14.Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.
15.Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner unreasonably offensive or objectionable to Landlord or other occupants of the Building or Real Property by reason of noise, odors, or vibrations, or unreasonably interfere in any way with other tenants or those having business therein.
16.No loud speakers, televisions, phonographs, radios or other devises shall be used in a manner so as to be heard or seen outside of the Premises or in neighboring space without the prior written consent of Landlord.
17.Bicycles, motor scooters or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the Premises except for those vehicles which are used by a physically disabled person in the Premises. Bicycles must be stored only at designated bicycle racks.
Exhibit B

18.No cooking shall be done or permitted by any Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are reasonably objectionable to Landlord and other tenants.
19.No Tenant shall occupy or permit any portion of the Premises to be occupied for the manufacture, sale, or use of liquor or narcotics in any form.
20.Landlord will approve where and how wires and cables are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the prior written consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.
21.Landlord reserves the right to exclude or expel from the Building or Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
22.Tenant, its employees and agents shall not loiter in the common areas including but not limited to the following: entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.
23.Tenant shall not waste electricity, water or air conditioning and agrees to use commercially reasonably efforts to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system. This includes the closing of exterior blinds, preventing the sun rays to shine directly into areas adjacent to exterior windows.
24.Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or Landlord approved receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the Carlsbad area without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. All garbage and refuse shall be placed by Tenant in the containers at the location prepared by Landlord for refuse collection, in the manner and at the times and places specified by Landlord. Tenant shall not burn any trash or garbage of any kind in or about the Premises or the Project. All cardboard boxed must be “broken down” prior to being placed in the trash container. All styrofoam chips must be bagged or otherwise contained prior to placement in the trash container, so as not to constitute a nuisance. Pallets may not be disposed of in the trash bins or enclosures. It is the Tenant’s responsibility to dispose of pallets by alternative means. Should any garbage or refuse not be deposited in the manner specified by Landlord, Landlord may after three (3) hours verbal notice to Tenant, take whatever action necessary to correct the infraction at Tenant’s expense.
Exhibit B

25.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, including keeping doors and other means of entry into the Premises closed during normal business hours and securely locked before leaving the Premises, and that all water faucets, water apparatus, and electricity are entirely shut off before Tenant or Tenant’s employees leave the Premises. Tenant shall be responsible for any damage to the Premises, the Building, the Project or other tenants or their property caused by a failure to comply with this rule.
26.No contractors or vendors shall be allowed into the Building to perform services for Tenant without first providing Landlord evidence of required insurance.
27.Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building or Real Property. Notwithstanding the foregoing, Landlord agrees to enforce the Rules and Regulations in a non-discriminatory manner.
28.No awnings, rooftop equipment, or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No aerial antenna shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the written consent of Landlord first being obtained. Any aerial or antenna so installed without such written consent shall be subject to removal by Landlord at any time without notice at Tenant’s sole cost.
29.No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Such window coverings must be of a quality, type, design and color in form with building standards in order to maintain an attractive exterior appearance for the Building. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove and destroy any such sign, placard, picture, advertisement, name or notice to and at the expense of Tenant. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by the Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises: provided, however, that the Landlord may furnish and install a building standard window covering at all exterior windows. Tenant shall not without prior written consent of Landlord cause or otherwise install sunscreen on any window.
30.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
Exhibit B

31.The outside areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by the Tenant, to the satisfaction of the Landlord, and Tenant shall not place or permit any obstruction or materials in such areas. No exterior storage shall be allowed.
32.Tenant shall use at Tenant’s cost such pest extermination contractors as Landlord may direct and at such intervals as Landlord may require.
33.The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.
34.Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant and proof of Landlord required insurance. The food vendor shall service only the tenants that have a written request on file with Landlord. Under no circumstance shall any food vendor providing service to Tenant display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.
35.Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
36.Tenant shall comply with any non-smoking ordinance adopted by Landlord and/or any applicable governmental authority. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles. No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ash trays. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200’) of the main entrance of the Building or the main entrance of any of the adjacent buildings, or (z) within seventy-five feet (75’) of any other entryways into the Building.
37.Tenant and Tenant’s employees, agents, contractors and other invitees shall not be permitted to bring firearms or weapons of any other type into the Building or surrounding areas at any time unless such person carrying the firearm or weapon has a required State or Federal CCW (Carry a Concealed Weapon) Permit.
38.Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction
Exhibit B

or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety security program developed by Landlord or required by law.
39.Parking.
(A)Automobiles must be parked entirely within the stall lines on the ground.
(B)All directional signs and arrows must be observed.
(C)The speed limit shall be 5 miles per hour.
(D)Parking is prohibited in areas not striped for parking.
(E)Parking cards and/or access cards or and/or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification and/or access card devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification and/or access card devices may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $50.00 for loss of any parking card and/or access card, as the case may be. There shall be an initial cost of $25.00 due at issuance for each parking card key and access card issued to Tenant. Tenant shall immediately notify Landlord of any missing or lost parking or access cards and of the need to deactivate any parking or access card upon termination of any employee.
(F)Landlord (and its operator) may refuse to permit any person who violates the rules to park in the Building parking facility, and any violation of the rules shall subject the automobile to removal from the Building parking facility at the parker’s expense.
(G)All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.
(H)Loss or theft of parking identification devices from automobiles must be reported to the Building parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.
(I)The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.
(J)Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal Laws.
(K)Tenant agrees to acquaint all employees with these Rules and Regulations.
Exhibit B

(L)No vehicle shall be stored in the Building parking facility for a period of more than one (1) day.
40.Tenant shall be responsible for the compliance of these Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.
41.Without limiting the other terms and provisions of the Lease, these common types of damages will be charged back to the Tenant if they are not corrected prior to vacating the Premises:
•Keys not returned to Landlord for ALL locks, requiring the service of a locksmith and rekeying.
•Removal of all decorator painting, wallpapering and paneling, or Landlord’s prior consent to remain.
•Electrical conduit and receptacles on the surface of walls.
•Phone outlets, wiring, or phone equipment added on wall surfaces.
•Security tape/magnetic tape switches for burglar alarm systems added to windows and door surfaces.
•Penetration of roof membrane in any manner.
•Holes in walls, doors, and ceiling surfaces.
•Addition or change of building standard door hardware.
•Painting or gluing of carpet or tile on floors.
•Glass damage.
•Damage to ceiling insulation.
•Stains or damage to carpeting beyond normal wear and tear.
•Damaged, inoperative, or missing electrical, plumbing, or HVAC equipment.
•Debris and furniture requiring disposal.
•Damaged or missing mini blinds, draperies, and baseboards.
•Installation of additional improvements without Landlord’s prior written approval and obtainment of required City building permits.
•Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in
Exhibit B

Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Property. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.
Exhibit B

EXHIBIT C
COMMENCEMENT LETTER
___________, 20___
___________________
___________________
___________________
RE:    Lease dated ________, between _____________, a ________ (“Landlord”) and ______________, a __________ (“Tenant”) concerning ______________.
In accordance with the above-referenced Lease, we request that you and/or the proper authority, please confirm the following statements:
1.    The Commencement Date is deemed to be ______________ and the Expiration Date is ______________.
2.    Tenant acknowledges and agrees that as of the date of this letter (i) all improvements required by the Lease to be performed by Landlord to the Premises have been completed; and (ii) Tenant has accepted the Premises in its current condition.
Please confirm your agreement with the above terms of this letter by signing below and returning a copy to Landlord. Failure to execute this letter and deliver the same to Landlord shall be conclusive evidence against Tenant that the above statements are accurate and true.
Sincerely,
By:
Name:
Its:
AGREED TO & ACCEPTED BY:

By:
Name:
Its:

    Exhibit C

EXHIBIT D
ADDITIONAL STIPULATIONS
The Additional Stipulations listed below are hereby incorporated and made a part of the Lease to which this Exhibit D is attached.

CALIFORNIA LAW. Notwithstanding anything to the contrary contained elsewhere in the Lease, the following provisions concerning California law are incorporated herein:
    (a)     Repairs. Tenant hereby waives the benefits of the provisions of California Civil Code Sections 1932 (1), 1941, and 1942 and any other similar laws, statues or ordinances now or hereafter in effect regarding Landlord’s obligations for Tenant habitability of the Premises and Tenant’s right to make repairs and deduct the cost of such repairs from Rent and or terminate the Lease as a result of any failure by Landlord to maintain or repair.
    (b)     Liens. In the event that Tenant shall cause any liens to be placed on the Premises, Landlord may, within five (5) business days of notice to Tenant, and without waiving its rights based on such breach, in addition to any other remedies, record a bond pursuant to California Civil Code Section 3143 and all amounts incurred by Landlord in so doing shall become immediately due and payable by Tenant to Landlord as Additional Rent.
    (c)     Damage or Destruction. Landlord and Tenant acknowledge that the Lease constitutes the entire agreement of the parties regarding events of damage or destruction, and Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and any similar statute now or hereafter in force.
    (d)     Remedies Upon Default. If Landlord chooses to repossess the Premises as result of an Event of Default, then this Lease will automatically terminate in accordance with the provisions of California Civil Code Section 1951.2. In addition, Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, California Civil Code Section 3275 or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant.
    (e)     Intentionally Omitted.
    (f)     Continuation After Default. In event that Tenant’s right to possession is not terminated after an Event of Default, Landlord may, without limitation of any other remedies allowed under this Lease, exercise all of the rights and remedies of a Landlord under Section 1951.4 of the California Civil Code, or any successor statute.
    (g)     Eminent Domain. Tenant hereby waives and releases any right to terminate this Lease under Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or under any similar law, statute or ordinance now or hereafter in effect.
Exhibit D

    (h)     Notice. Tenant hereby agrees that service of notice in accordance with the terms of the Lease shall be in lieu of the methods of service specified in Section 1161 of the California Code of Civil Procedure. The provisions of subdivision (a) of Section 1013 of the California Code of Civil Procedure, extending the time within which a right may be exercised or an act may be done, shall not apply to a notice given pursuant to this Lease.
    (i)     Hazardous Substances. Landlord hereby notifies Tenant, and Tenant hereby acknowledges that, prior to the leasing of the Premises pursuant to this Lease, Tenant has been notified, pursuant to California Health and Safety Code Section 25359.7 (or any successor statute), that Landlord knows, or has reasonable cause to believe, that certain hazardous substances (as such term is used in such Section 25359.7), such as common cleaning supplies, office supplies, spillage of petroleum from motor vehicles, and other consumer products, may have come to be located on or beneath the Premises.
    (j)     Warranties. Tenant, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Landlord and its officers, directors, members, managers, authorized persons, partners, agents, affiliates, successors and assigns from, and waives any right to proceed against Landlord and such related persons and entities for, any and all costs, expenses, claims, liabilities and demands (including attorney’s fees and costs) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal, or other condition of the Premises, including any claims for contribution pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other hazardous material laws which Tenant, or any of its agents, affiliates, successors or assigns, has or may have in the future. Without limiting the foregoing, Tenant hereby specifically waives the provisions of Section 1542 of the California Civil Code which provide: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(k)     In accordance with California Civil Code Section 1938, Landlord hereby informs Tenant that as of the Date of this Lease, the Premises has not been inspected by a Certified Access Specialist (as defined in California Civil Code section 55.52(3)) (“CASp”). Civil Code Section 1938(e) provides:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
Exhibit D

Accordingly, Landlord and Tenant hereby mutually agree that if Tenant desires to obtain a CASp inspection, (i) the CASp inspection shall be at Tenant’s sole cost and expense, (ii) the inspection shall be performed by a CASp that is currently certified in California and has been reasonably approved by Landlord, (iii) the CASp inspection shall take place during regular business hours with at least five (5) business day’s prior written notice to Landlord and shall not materially disrupt any of the other tenants within the Building, (iv) Tenant shall promptly provide Landlord with a copy of the final report prepared in connection with the CASp inspection (the “CASp Report”), and (v) Tenant shall be solely responsible for promptly making any repair or modifications necessary to correct violations of construction-related accessibility standards that are noted in the CASp Report and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to promptly make such repairs. Tenant hereby acknowledges and agrees that the CASp Report is to be kept strictly confidential, except as necessary for Tenant to complete repairs and correct violations of construction-related accessibility standards as noted in the CASp Report. Accordingly, except as provided above or as may be required by law or court order, Tenant shall not release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information contained in the CASp Report. Tenant’s obligations hereunder shall survive the expiration or sooner termination of this Lease.
(L)Energy Use Disclosure Requirements Throughout the Term, and within ten (10) business days following Landlord’s written request, Tenant shall deliver to Landlord such information and/or documentation as Landlord requires and otherwise cooperate with Landlord (including, but not limited to, the execution of any documentation) to assist Landlord in its compliance with the Nonresidential Building Energy Use Disclosure Program set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680 et. seq. (and pursuant to Public Resources Code Section 25402.10), any successor or related statute(s) and/or code(s), and any other energy use disclosure requirements or programs required by law.

OPTION TO EXTEND. Notwithstanding anything to the contrary contained elsewhere in the Lease, the following provisions concerning Tenant’s option to extend the Term are incorporated herein:
(A)    Grant of Option. Provided that Tenant is not then in default under the Lease beyond any applicable notice and cure period, and provided further that Exagen, Inc. (or a Permitted Transferee) is in occupancy of the entire Premises, Tenant shall have one (1) option to extend the Term for an additional period of three (3) years (the “Extension Term”), commencing immediately upon the expiration of the initial Term, on all of the same terms and conditions of the Lease, except that Base Rent during the Extension Term shall be the Fair Market Rent as determined below, and except that Tenant shall have no further option to extend following the Extension Term.
(B)    Exercise. Tenant shall exercise the option, if at all, by delivering irrevocable written notice to Landlord no earlier than twelve (12) months, and no later than nine (9) months, prior to the expiration of the initial Term. Time is of the essence with respect to such notice. If Tenant fails to timely and properly exercise the option, the option shall automatically and permanently lapse, and Tenant shall have no further right to extend the Term.
Exhibit D

(C)    Fair Market Rent; Baseball Arbitration. Following Tenant’s exercise of the option, Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for the Premises for the Extension Term. If Landlord and Tenant are unable to agree upon Fair Market Rent within thirty (30) days after Tenant’s exercise notice, then, within ten (10) business days thereafter, each of Landlord and Tenant shall simultaneously submit to the other, in a sealed envelope, its good faith determination of Fair Market Rent together with the name of a real estate broker or appraiser with at least ten (10) years’ experience leasing or appraising comparable office space in the Carlsbad, California submarket. The two designated brokers/appraisers shall, within fifteen (15) days, select a third broker/appraiser meeting the same qualifications, and such third broker/appraiser shall, within thirty (30) days after being selected, choose either Landlord’s submitted Fair Market Rent or Tenant’s submitted Fair Market Rent (and no other figure), whichever the third broker/appraiser determines to more closely reflect the actual Fair Market Rent, and such selection shall be final and binding on Landlord and Tenant. Each party shall bear the cost of its own broker/appraiser, and the parties shall split equally the cost of the third broker/appraiser. “Fair Market Rent” shall mean the annual rental rate per rentable square foot, including annual escalations, then being charged for comparable space in comparable buildings in the Carlsbad, California submarket, taking into account all relevant factors.
(D)    Documentation. Promptly after Fair Market Rent is determined, Landlord and Tenant shall execute an amendment to the Lease confirming the Base Rent and other terms applicable to the Extension Term, although the failure to do so shall not affect the effectiveness of Tenant’s exercise of the option.

JANITORIAL SELF-SERVICE OPTION. Notwithstanding anything to the contrary contained elsewhere in the Lease, the following provisions concerning Tenant's option to self-perform janitorial service are incorporated herein:

(A)    Grant of Option. Tenant shall have a one-time option (the “Janitorial Self-Service Option”) to elect to provide janitorial service to the Premises itself, at Tenant's sole cost and expense, for the balance of the Term following such election, in lieu of Landlord providing or arranging for such service.
(B)    Exercise. Tenant shall exercise the Janitorial Self-Service Option, if at all, by delivering irrevocable written notice to Landlord no later than March 1, 2027. Time is of the essence with respect to such notice. The Janitorial Self-Service Option is personal to Tenant, may be exercised only once, and shall automatically and permanently lapse if not timely exercised in accordance with this Section, with no further right to elect self-service janitorial thereafter.
(C)    Rent Adjustment. If, and only if, Tenant timely and properly exercises the Janitorial Self-Service Option, then, effective as of the Commencement Date, the rate of Base Rent otherwise set forth in Section 1 of the Lease shall be adjusted to [***] per rentable square foot per month for Month 1 through Month 12 of the Term, with Base Rent for each succeeding twelve-month period (and the final partial period, if any) continuing to increase by three percent (3%) over the actual Base Rent payable for the immediately preceding twelve-month period, calculated in the same manner as, and in lieu of, the Base Rent schedule set forth in Section 1. For reference only, and subject to the foregoing methodology, such adjusted Base Rent schedule
Exhibit D

would be: [***] All other Additional Rent, including Tenant's Percentage share of Taxes and Operating Expenses, shall remain payable as otherwise provided in the Lease; provided that, to the extent Operating Expenses include a component for janitorial service to the Premises, Landlord may equitably adjust such component to reflect Tenant's self-performance of janitorial service following Tenant's exercise of this option.
Exhibit D